As filed with the Securities and Exchange Commission on January 2, 2025

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Trident Digital Tech Holdings Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suntec Tower 3,

8 Temasek Boulevard Road, #24-03

Singapore, 038988

+65 6513 6868

(Address, including zip code, of Principal Executive Offices)

2023 Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Soon Huat Lim Chief Executive Officer Trident Digital Tech Holdings Ltd Suntec Tower 3, 8 Temasek Boulevard Road, #24-03 Singapore, 038988 +65 6513 6868	Stephanie Tang, Esq. Hogan Lovells 11th Floor, One Pacific Place 88 Queensway Road Hong Kong +852 2219 0888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated herein by reference:

(a) The Registrant’s registration statement on Form F-1, as amended (Securities Act File No. 333- 274857), initially filed with the Commission on October 4, 2023 and the final prospectus related thereto dated September 9, 2024, filed with the Commission on September 10, 2024 pursuant to Rule 424(b) under the Securities Act, which contains the Registrant’s audited financial statements for the latest fiscal year ended December 31, 2023 and the accompanying report of independent auditors issued with respect thereto dated April 19, 2024; and

(b) The Registrant’s Current Reports on Form 6-K, filed with the Commission on November 22, 2024, December 4, 2024 and December 31, 2024; and

(c) The description of the Registrant’s Class B ordinary shares contained in the Registrant’s registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (“Exchange Act”) filed on October 24, 2023, as modified by any amendment or report filed for the purpose of updating such description (Exchange Act Registration No. 001- 41848).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. The Registrant’s Amended and Restated Memorandum and Articles of Association provide for indemnification of directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors and officers, other than by reason of such directors and officers’ own dishonesty, wilful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such directors and officers in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333- 274857), the Registrant has agreed to indemnify its directors and officers against, to the fullest extent permitted by applicable law, any and all expenses and liabilities actually and reasonably incurred by reason of such director’s or officer’s corporate status.

Pursuant to the 2023 Equity Incentive Plan, as amended and restated, the Registrant has agreed to indemnify its plan administrator members (and/or its delegates) against certain liabilities and expenses incurred by such persons in connection with the operation, administration or interpretation of the plan.

The Registrant’s Policy for the Recovery of Erroneously Awarded Compensation prohibits indemnification for compensation subject to recovery under the policy.

The form of underwriting agreement filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333- 274857) also provides for indemnification of the Registrant and the Registrant’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement (See Exhibit Index below).

ITEM 9. UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the Commission on October 4, 2023)
4.2	Registrant’s Specimen Certificate for Class B ordinary shares (incorporated herein by reference to Exhibit 4.2 of the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the Commission on October 4, 2023)
4.3	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Shares (incorporated herein by reference to Exhibit 4.3 of the Registrant’s registration statement on Form F-1 (File No. 333- 274857), as amended, initially filed with the Commission on October 4, 2023)
4.4	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
5.1*	Opinion of Maples and Calder (Hong Kong) LLP
10.1	2023 Equity Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 6-K, filed with the Commission on December 4, 2024)
23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.2*	Consent of Marcum Asia CPAs LLP
24.1*	Powers of Attorney (included in the signature pages of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 2, 2025.

Trident Digital Tech Holdings Ltd

By:	/s/ Soon Huat Lim
	Name:	Soon Huat Lim
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Soon Huat Lim as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Soon Huat Lim	Chairman and Chief Executive Officer	January 2, 2025
Name: Soon Huat Lim	(principal executive officer)

/s/ Haiyan Huang	Chief Financial Officer
Name: Haiyan Huang	(principal financial officer and principal accounting officer)	January 2, 2025

/s/ Poh Kiong Tan	Chief Technology Officer and Director	January 2, 2025
Name: Poh Kiong Tan

/s/ How Teck Lim	Independent director	January 2, 2025
Name: How Teck Lim

/s/ Noi Keng Koh	Independent director	January 2, 2025
Name: Noi Keng Koh

/s/ Chwee Koh Chua	Independent director	January 2, 2025
Name: Chwee Koh Chua

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Trident Digital Tech Holdings Ltd, has signed this registration statement or amendment thereto in New York on January 2, 2025.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President for and on behalf of Cogency Global Inc.